Filed pursuant to Rule 424(b)(3)

relating to Registration Statement No. 333-72614

DISCOVERY LABORATORIES, INC.
SUPPLEMENT DATED JUNE 23, 2003
TO PROSPECTUS DATED JANUARY 10, 2002

This Supplement should be read in conjunction with the Prospectus dated January 10, 2002, contained in Registration Statement No. 333-72614 of Discovery Laboratories, Inc., as amended and supplemented by the Registration Statement and Prospectus on Form S-3/A filed by us on January 10, 2002, and including the exhibits thereto.  The selling stockholder table contained in such Prospectus is amended by (i) deleting the references to Jesup & Lamont Securities Corp., and adding the persons listed in the table below as new Selling Stockholders and (ii) replacing the entries for Gary Davis and Peter Stern with the updated and additional information set forth in the Selling Stockholders table set forth in this supplement.  Jesup and Lamont has transferred all of the securities registered for resale pursuant to the above-referenced Registration Statement and Prospectus to the Selling Stockholders.  Jesup and Lamont has acted as our placement agent and may be deemed to be our affiliate.

Our common stock, par value $.001 per share is listed on the Nasdaq SmallCap Market under the symbol "DSCO".  On June 23, 2003, the closing sale price for the common stock, as reported on the Nasdaq SmallCap Market, was $5.53.  We advise you to obtain a current market quotation for the common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The Selling Stockholders may offer and sell a total of 4,440,222 shares of common stock under the Prospectus.  The shares being offered under the Prospectus were acquired by the Selling Stockholders upon the transfer of securities issued to Jesup and Lamont as placement agent in connection with a private placement consummated by us in November 2001.  In connection with such Private Placement, we agreed to register these shares for Jesup & Lamont and their assignees under the Securities Act of 1933.

The following table sets forth, to the best of our knowledge, based on information provided to us by the Selling Stockholders:

--the number of shares of common stock owned by each Selling Stockholder; and

--the number of shares being offered by each Selling Stockholder under the Prospectus.

All information with respect to share ownership has been provided by the Selling Stockholders as of a recent date.  Because the Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of the shares of common stock owned by them since the date on which they provided us with the information regarding their share ownership in transactions exempt from the registration requirements of the Securities Act of 1933, no estimate can be given as to the number of shares of common stock that will be held by the Selling Stockholders after the offering.

The information appearing in the following table supplements or supersedes in part the information in the table under the heading "Selling Stockholders" in the Prospectus and was provided by or on behalf of the entities named below, as of June 23, 2003.

SELLING STOCKHOLDERS

Name	Number of Shares of common stock, not including Warrants, Beneficially Owned	Number of Shares represented by Warrants Beneficially Owned	Total Number of Shares of common stock Beneficially Owned +	Percentage Beneficially Owned Before Offering	Number of Shares to be Offered for the Account of Selling Stockholders	Number of Shares to be Owned after this Offering	Percentage to be Beneficially Owned After this Offering

Gary Davis	60,977	87,269	148,246	*	133,246	15,000	*
Gilad Ottensoser	0	7,697	7,697	*	7,697	0
David Rozinov	0	13,786	13,786	*	13,786	0
Peter Stern	11,494	67,653	79,147	*	79,147	0

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* Less than 1%

+  The information contained in this table reflects "beneficial" ownership of common stock within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.  On June 19, 2003, we had 33,051,304 (not including treasury shares) shares of common stock outstanding.  Beneficial ownership information reflected in the table includes shares of common stock issuable upon the exercise of outstanding warrants.

Please keep this supplement with your Prospectus.